UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

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FBL Financial Group, Inc.
(Name of Registrant as Specified in Its Charter)

Capital Returns Management, LLC Capital Returns Master, Ltd. RONALD BOBMAN
(Name of Persons(s) Filing Proxy Statement, if Other Than the Registrant)

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Capital Returns Management, LLC together with the other participants named herein (collectively, “Capital Returns”), has filed a definitive proxy statement and accompanying GOLD proxy card with the Securities and Exchange Commission (“SEC”) to be used to solicit votes to oppose the acquisition of FBL Financial Group, Inc. (the “Company”), an Iowa corporation, by Farm Bureau Property & Casualty Insurance Company, an Iowa domiciled stock property and casualty insurance company, at the special meeting of shareholders of the Company to be held on April 29, 2021 (including any adjournments or postponements thereof).

On April 16, 2021, Capital Returns issued the following press release:

Capital Returns Welcomes ISS Recommendation for FBL Financial Shareholders to Vote AGAINST Merger

In recommending AGAINST the transaction ISS agreed with Capital Returns that the process was suboptimal, the valuation is uncompelling, and the downside risk to rejecting the transaction is low.

NEW YORK, April 16, 2021 (GLOBE NEWSWIRE) -- Capital Returns Management, LLC (together with its affiliates, “Capital Returns”), beneficial owner of 147,752 shares of Class A common stock of FBL Financial Group, Inc. (“FBL” or the “Company”) (NYSE: FFG), today issued the following statement welcoming the recommendation from leading proxy advisory firm Institutional Shareholder Services (“ISS”) that shareholders vote AGAINST the proposed merger of FBL with Farm Bureau Financial Property & Casualty Insurance Company (“FBPCIC”):

“We are pleased that ISS is recommending that shareholders vote against this deal. The proposed merger materially undervalues FBL and was the result of a flawed process rife with conflicts of interest. The $56 price is grossly inadequate and fails to reflect FBL’s strategic importance to FBPCIC. Given the significant appreciation in life insurance company valuations since the time of the negotiation, the deal offers no real premium to FBL shareholders and there is limited downside risk when shareholders reject this low-ball offer.”

In its report, ISS concluded:1

“Given the suboptimal process, uncompelling valuation, and low downside risk of non-approval, the standalone scenario appears to be a more attractive alternative to the offer. As such, shareholders are recommended to vote against the proposed transaction under the current terms.”

ISS also noted the following:1

•	In the deal, shareholders “would be cashing out below the company's trading range pre-COVID, at a time when interest rates have just begun to rise and would be giving up an annual special dividend.”
•	“Our analysis … concurs with the dissident's argument that the proposed offer does not represent an adequate premium to unaffiliated shareholders.”
•	“The performance of the [S&P 500 Health & Life Insurance Index] and the company's more direct peers appear to validate the dissident's argument that [FBL] shareholders are receiving a minimal premium based on today's valuation.”
•	“The rally in the sector since the announcement also suggests that that downside risk of non-approval may be limited.”

•	“The discount to the three-year historical trading ranges – which appear more relevant based on the interest rate environment – seems to contradict the board's assertion that it has negotiated a premium on behalf of unaffiliated shareholders.”
•	“[T]he company has a robust capital position, has historically paid an attractive annual special dividend, and will benefit from rising rates. Its unique mutually beneficial relationship with IFBF and FBPCIC provides access to a niche market. These attributes appear to be valued favorably by investors, as evidenced by premium trading valuations relative to its peers.”
•	“[…] our analysis nonetheless concurs with the dissident's argument that the proposed offer does not represent an adequate premium to unaffiliated shareholders.”

As outlined in our investor presentation dated April 6, 2021, Capital Returns continues to believe that:

•	The transaction is rife with conflicts of interest;
•	The special committee received flawed analysis from its financial advisors;
•	The negotiating process was lackluster at best;
•	The consideration is well below the value implied by comparable transactions and fails to reflect FBL’s strategic importance to FBPCIC;
•	The acquisition proposal offers no real premium to shareholders; and
•	There is limited downside risk to rejecting the proposal and for FBL to remain independent.

Capital Returns encourages its fellow shareholders to review its presentation, its proxy materials, and its shareholder letters, all of which are available at https://saratogaproxy.com/capitalreturns.

Capital Returns intends to vote AGAINST the proposed merger and urges all FBL shareholders to vote AGAINST the proposed merger on the GOLD Proxy Card based on the concerns highlighted by ISS and as identified in our proxy materials.

About Capital Returns Management:

Capital Returns is a sector focused fund that invests exclusively in the insurance industry.

1Permission to quote was not sought or granted. Emphasis added.